Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 28, 2022, except as to Notes 1A, 1T, 2, 7, 13, 15, 17 and 18 which are as of August 2, 2022, with respect to the consolidated financial statements of Leonardo DRS, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
September 2, 2022